Exhibit 3.40

Baode Supply Chain (Shenzhen) Co., Ltd

Amendments to the articles of Association

In accordance with the company law, several provisions on business registration of Shenzhen Special Economic Zone and other regulations and the articles of association of the company.

The decision to amend the articles of association is as follows:

Article 12 of the articles of association originally reads: “the total amount of registered capital subscribed by all shareholders of the company is RMB 5 million, and the capital contributions subscribed by each shareholder are as follows:

1. Name of shareholder: Wunong Technology (Shenzhen) Co., Ltd

Subscribed capital contribution: RMB 2.55 million

Contribution ratio: 51%

Mode of contribution: Currency

2. Name of shareholder: Ma Shiliang

Subscribed capital contribution: RMB 1.5 million

Contribution ratio: 30%

Mode of contribution: Currency

3. Name of shareholder: he Yongqiang

Subscribed capital contribution: RMB 950000

Contribution ratio: 19%

Mode of contribution: currency.

It is hereby amended as: “the total amount of registered capital subscribed by all shareholders of the company is 30 million yuan, and the capital contribution subscribed by each shareholder is as follows:

1. Name of shareholder: Wunong Technology (Shenzhen) Co., Ltd

Subscribed capital contribution: 15.3 million yuan

Contribution ratio: 51%

Mode of contribution: Currency

2. Name of shareholder: Ma Shiliang

Subscribed capital contribution: RMB 9 million

Contribution ratio: 30%

Mode of contribution: Currency

3. Name of shareholder: he Yongqiang

Subscribed capital contribution: 5.7 million yuan

Contribution ratio: 19%

Mode of contribution: currency.

The company promises that the above contents are true and legal, and undertakes relevant legal responsibilities.

Signature of legal representative:

(company seal)

Date